UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                 (Rule 13d-102)

                    Under the Securities Exchange Act of 1934

                                (Amendment No._)*


                                 Acusphere, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                     Common Stock, par value $0.01 per share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    00511R870
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2005
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |_|   Rule 13d-1(c)

      |X|   Rule 13d-1(d)


* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00511R870                   13G                      Page 2 of 5 Pages


________________________________________________________________________________
1.    NAME OF REPORTING PERSONS
      I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY)

      Peter David Boone
________________________________________________________________________________
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a)  [_]
                                                                 (b)  [_]
________________________________________________________________________________
3.    SEC USE ONLY


________________________________________________________________________________
4.    CITIZENSHIP OR PLACE OF ORGANIZATION

      Canadian
________________________________________________________________________________
  NUMBER OF    5.   SOLE VOTING POWER

   SHARES           1,830,388  (see Item 4(a))
               _________________________________________________________________
BENEFICIALLY   6.   SHARED VOTING POWER

  OWNED BY          0
               _________________________________________________________________
    EACH       7.   SOLE DISPOSITIVE POWER

  REPORTING         1,830,388   (see Item 4(a))
               _________________________________________________________________
   PERSON      8.   SHARED DISPOSITIVE POWER

    WITH            0
________________________________________________________________________________
9.    AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      1,830,388 (see Item 4(a))
________________________________________________________________________________
10.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                          [_]
________________________________________________________________________________
11.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      8.4%
________________________________________________________________________________
12.   TYPE OF REPORTING PERSON*

      IN
________________________________________________________________________________
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!

CUSIP No. 00511R870                   13G                      Page 3 of 5 Pages


Item 1(a).  Name of Issuer:

            Acusphere, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices:

            500 Arsenal Street
            Watertown, MA 02472

Item 2(a).  Name of Person Filing:
            Peter David Boone

Item 2(b).  Address of Principal Business Office, or if None, Residence:

            Houghton Street
            London, United Kingdom
            WC2A 2AE

Item 2(c).  Citizenship:

            Canadian

Item 2(d).  Title of Class of Securities:

            Common Stock, par value $0.01 per share, of Acusphere (the "Common Stock")

Item 2(e).  CUSIP Number:

            00511R870

Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

            (a)  [_]    Broker or dealer registered under Section 15 of the
                        Exchange Act.

            (b)  [_]    Bank as defined in Section 3(a)(6) of the Exchange Act.

            (c)  [_]    Insurance company as defined in Section 3(a)(19) of the
                        Exchange Act.

            (d)  [_]    Investment company registered under Section 8 of the
                        Investment Company Act.

            (e)  [_]    An investment adviser in accordance with
                        Rule 13d-1(b)(1)(ii)(E);

            (f)  [_]    An employee benefit plan or endowment fund in accordance
                        with Rule 13d-1(b)(1)(ii)(F);

            (g)  [_]    A parent holding company or control person in accordance
                        with Rule 13d-1(b)(1)(ii)(G);

            (h)  [_]    A savings association as defined in Section 3(b) of the
                        Federal Deposit Insurance Act;

            (i)  [_]    A church plan that is excluded from the definition of an
                        investment company under Section 3(c)(14) of the Investment Company Act;

            (j)  [_]    Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 00511R870                   13G                      Page 4 of 5 Pages


Item 4.     Ownership.

      (a)   Amount beneficially owned:

            1,538,844 shares of Common Stock and 291,544 shares of Common Stock issuable upon conversion of 40,000 shares of 6.5% Convertible Preferred Stock of Acusphere.

      (b)   Percent of class:

            8.4%

      (c)   Number of shares as to which such person has:

            (i)   Sole power to vote or to direct the vote:

                  1,830,388

            (ii)  Shared power to vote or to direct the vote:

                   0

            (iii) Sole power to dispose or to direct the disposition of:

                  1,830,388

            (iv)  Shared power to dispose or to direct the disposition of:

                  0

Item 5.     Ownership of Five Percent or Less of a Class.

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities check the following [ ].

Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            Not Applicable

Item 8.     Identification and Classification of Members of the Group.

            Not Applicable

Item 9.     Notice of Dissolution of Group.

            Not Applicable

CUSIP No. 00511R870                   13G                      Page 5 of 5 Pages


Item 10.    Certifications.

            "By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect."


                                    SIGNATURE

      After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February 15, 2006
                                        ----------------------------------------
                                                       (Date)


                                          /s/   Peter David Boone
                                        ----------------------------------------
                                                    (Signature)


                                                Peter David Boone
                                        ----------------------------------------
                                                    (Name/Title)


Note. Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7 for other parties for whom copies are to be sent.

Attention. Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).